Exhibit 10.2

June 14, 2012

Gary Dickerson
8 Carrigan Court
Gloucester, MA 01930

Dear Gary:

You have been key to the successful merger of Varian Semiconductor Equipment Associates, Inc. (“Varian”) with Applied Materials, Inc. (“Applied”), and we believe you will remain key to the continued success and growth of Applied. I am very pleased to extend an offer of employment (the “Offer”) to you as President of Applied, as described in this letter.

I. POSITION

Pursuant to the terms and conditions of this letter, your employment with Applied in your new capacity will begin on June 19, 2012, (the “Effective Date”). You will be employed as President of Applied and will report to Mike Splinter, Chief Executive Officer and Chairman of Applied (the “CEO”). Your primary work location will be Applied’s Santa Clara, California campus.

II. COMPENSATION

A.    Base Salary

Beginning on the Effective Date, your annual base salary in your new position will be $750,000 per year, payable in accordance with Applied’s bi-weekly payroll practices. Your salary will be subject to applicable payroll tax withholdings and deductions. Any future adjustments to your salary are subject to approval by the Human Resources and Compensation Committee (the “HRCC”) of our Board of Directors.

B.    Annual Incentive Bonus

Beginning on the Effective Date, you will participate in the Applied Incentive Plan. Your target bonus for fiscal year 2012 will be 150% of your base salary, and any actual bonus you earn for fiscal year 2012 will be pro-rated based on your service since the Effective Date. For fiscal year 2013 and later, it is expected that you instead will participate in Applied’s Senior Executive Bonus Plan.

Gary Dickerson
June 14, 2012

C.    Applied Equity Awards

(i)    Performance Shares Award

On the Effective Date, you will be granted an award of performance shares under Applied’s Employee Stock Incentive Plan (the “ESIP”) under which a target amount of 500,000 shares of Applied Common Stock may vest, subject to the terms and conditions of the ESIP and an award agreement based on Applied’s standard form performance shares agreement. The performance shares will be subject to performance-based vesting based on the achievement of specified levels of annual, adjusted operating profit margin for Applied as compared to a group of peer companies, combined with additional time-based vesting requirements.

In order for the maximum number of performance shares to become eligible for time-based vesting, Applied’s annual, adjusted relative operating profit margin for any one of the following periods must be at the 65th percentile or higher:

(1)	Applied’s 3rd fiscal quarter of fiscal year 2012 through the end of Applied’s 2nd fiscal quarter of fiscal year 2013;

(2)	Applied’s 3rd fiscal quarter of fiscal year 2013 through the end of Applied’s 2nd fiscal quarter of fiscal year 2014; or

(3)	Applied’s 3rd fiscal quarter of fiscal year 2014 through the end of Applied’s 2nd fiscal quarter of fiscal year 2015.

(4)	Applied’s 3rd fiscal quarter of fiscal year 2015 through the end of Applied’s 2nd fiscal quarter of fiscal year 2016.

If performance is achieved at that level and you remain employed through each applicable vesting date, the 500,000 performance shares will be scheduled to vest as to twenty-five percent (25%) of the award on each July 1 (beginning with July 1, 2013 and ending on July 1, 2016). If a scheduled time-based vesting date occurs before the required performance is achieved, the shares originally scheduled to vest on that time-based vesting date will instead vest on the first scheduled vesting date that occurs after the required performance is achieved. For example, if the required performance is not achieved during the periods ending in fiscal 2013 or 2014 but is achieved during the period ending in fiscal 2015, then any performance shares that otherwise would have been scheduled to vest on July 1, 2013 and July 1, 2014 (had the required performance been achieved earlier), instead will vest on July 1, 2015.

Gary Dickerson
June 14, 2012

In addition, you may earn up to an additional fifty percent (50%) of any earned performance shares (that is, up to an additional 250,000 shares) if Applied’s total shareholder return for the two-year (eight fiscal quarter) period comprised of the 3rd fiscal quarter of Applied’s fiscal year 2012 through the end of the 2nd fiscal quarter of Applied’s fiscal year 2014 meets or exceeds certain levels relative to a peer group comprised of the companies in the Standard & Poor’s 500 Technology Sector. Any such additional earned performance shares will be subject to the same time-based vesting described above. All of these terms will be detailed in the applicable award agreement and otherwise are materially the same as awards made in December 2011 to Applied’s other executive officers.

The shares underlying the performance shares will be issued to you as they vest and the number of shares delivered to you will be reduced as necessary to satisfy applicable tax withholding requirements.

(ii)    Restricted Stock Award

On the Effective Date, you will be granted a restricted stock award under the ESIP under which a total of 550,000 shares of Applied Common Stock may vest, subject to the terms and conditions of the ESIP and an award agreement based on Applied’s standard form restricted stock agreement. The restricted stock will be subject to performance-based vesting, as well to additional time-based vesting requirements. In order for the restricted stock to become eligible for time-based vesting, Applied must achieve an operating profit margin of 10% for any one of the following periods:

(1)	Applied’s 3rd fiscal quarter of fiscal year 2012 through the end of Applied’s 2nd fiscal quarter of fiscal year 2013;

(2)	Applied’s 3rd fiscal quarter of fiscal year 2013 through the end of Applied’s 2nd fiscal quarter of fiscal year 2014; or

(3)	Applied’s 3rd fiscal quarter of fiscal year 2014 through the end of Applied’s 2nd fiscal quarter of fiscal year 2015.

If performance is achieved at that level and you remain employed through each applicable vesting date, the restricted stock will be scheduled to vest as to forty percent (40%) of the shares of restricted stock on the one-year anniversary of the Effective Date, as to forty percent (40%) of the shares of restricted stock on the two-year anniversary of the Effective Date and as to twenty percent (20%) of the shares of restricted stock on the three-year anniversary of the Effective

Gary Dickerson
June 14, 2012

Date. If a scheduled time-based vesting date occurs before the required performance is achieved, the shares originally scheduled to vest on that time-based vesting date will instead vest on the first scheduled vesting date that occurs after the required performance is achieved. For example, if the required performance is not achieved until the performance period ending with Applied’s 2nd fiscal quarter of fiscal year 2015, then any shares of restricted stock that otherwise would have been scheduled to vest on the applicable vesting dates in 2013 and 2014 (had the required performance been achieved earlier), instead will vest on the applicable vesting date in 2015.

The restricted stock will not be subject to the acceleration of vesting provisions under Section 13.10 of the ESIP with respect to a “Change of Control” (as defined in the ESIP) that occurs on or before May 10, 2013. You will be eligible to receive dividends on the shares of restricted stock, which dividends will become payable within 30 days after the related shares vest. The number of shares issued to you will be reduced as necessary to satisfy applicable tax withholding requirements. All of these terms will be detailed in the applicable award agreement.

D. Benefits

You will be eligible to participate in the existing Varian employee benefit plans and/or Applied’s generally available benefit plans at levels commensurate with those benefits provided to other Applied employees who report directly to the CEO (including medical, dental, vision and 401(k) plans), subject to eligibility requirements, any waiting periods required for administrative purposes and the requirements of such plans, all as determined by Applied. As an Applied employee, you also will continue to accrue time off under Applied’s Paid Time Off (PTO) program. In addition, in connection with your relocation to California, you will be eligible for Applied’s standard relocation assistance and benefits package for senior executives. Applied reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate.

III. CHANGE IN CONTROL AGREEMENT TERMS

Applied has expressly assumed the CIC Agreement. For purposes of this letter, the “CIC Agreement” means the Amended and Restated Change in Control Agreement by and between you and Varian, dated as of October 18, 2004, and as amended on each of December 8, 2005, and December 31, 2008, and as modified by the offer letter between you and Applied dated May 2, 2011 (the “May 2011 Offer Letter”). Your CIC Agreement remains in full force and effect, except as modified by this letter.

Gary Dickerson
June 14, 2012

You agree and acknowledge that any references in the CIC Agreement to the acceleration of vesting and/or exercisability of any equity award, and/or to the extension of any exercise period of any stock option, will be deemed by the parties not to relate to any Applied equity awards granted to you now or in the future. You agree and acknowledge that any obligation under the CIC Agreement to provide a Gross-Up Payment (as defined in the CIC Agreement), relates solely to the change in control of Varian that occurred in November 2011.

For the avoidance of doubt, you agree and acknowledge that if your employment terminates for any reason after May 10, 2013, you will have no rights to any severance payments or benefits to which you may be entitled under the CIC Agreement, in accordance with the terms of the CIC Agreement.

IV. SEVERANCE

If, on or after May 11, 2013, we terminate your employment for a reason other than “cause”, death or disability, we will pay you a lump sum cash amount equal to 250% of your then-current annual base salary, subject to the following. In order to receive this separation pay benefit, you must sign and not revoke a release of claims, non-solicitation and non-disparagement agreement in a form supplied by Applied Materials (the “Release Agreement”) and such Release Agreement must become effective no later than 60 days following of your termination of employment. You will not receive any of the separation pay benefit if the Release Agreement does not become effective by such deadline. The separation pay benefit (minus taxes and any other required withholdings), if due, will be paid on the 61st day following your termination of employment, subject to further delay pursuant to the Section 409A provisions below.

For purposes of this Article IV, “cause” means: (i) your continued willful failure to perform your duties to Applied (other than any such failure resulting from your incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to you by the Board of Directors of Applied or a committee thereof; (ii) the willful commission by you of a wrongful act that caused or was reasonably likely to cause substantial damage to Applied, or an act of fraud in the performance of your duties on behalf of Applied; (iii) your conviction for commission of a felony in connection with the performance of your duties on behalf of Applied; or (iv) the order of a federal or state regulatory authority having jurisdiction over Applied or its operations or by a court of competent jurisdiction requiring the termination of your employment by Applied.

Gary Dickerson
June 14, 2012

V. MISCELLANEOUS

A.    At Will Employment

Your employment with Applied will be “at will,” meaning that it can be terminated by you or Applied at any time, without cause or advance notice. This at will employment relationship may not be modified by any oral or implied agreement and can only be modified by an express written contract for a specified term.

B.    Section 409A

It is the intent of the parties that all severance and other payments and benefits under this letter and/or the CIC Agreement comply with Section 409A or are exempt therefrom, and any ambiguities herein will be interpreted so that such payments and benefits so comply or are exempt. For all purposes of this letter, references to your “termination of employment” will be deemed to refer to your “separation from service” within the meaning of Section 409A.

If and to the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the amounts described in this letter and/or the CIC Agreement or otherwise will be delayed until the date that is six (6) months and one (1) day following your termination of employment. However, if you die following your termination of employment, but prior to the six (6) month anniversary of your termination of employment, then any payments delayed in accordance with the prior sentence will be payable in a lump sum as soon as administratively practicable after the date of your death and any other separation pay benefits will be payable in accordance with the payment schedule applicable to each payment. In addition, each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of the Section 409A-related Treasury Regulations. You and Applied agree to work together in good faith to consider amendments to this letter and to take reasonable actions to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of the payments and benefits under this letter, as applicable. In no event will Applied reimburse you for any taxes that may be imposed on you as a result of Section 409A.

For purposes of this letter, “Section 409A” will mean Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other guidance promulgated thereunder and any applicable state law equivalent.

Gary Dickerson
June 14, 2012

C. Other Employment Matters

You have previously entered into the Employee Agreement dated November 15, 2011, completed a pre-employment background screen, provided proof of your authorization to work in the United States, and entered into an Export Compliance Agreement dated November 15, 2011. Your employment is contingent upon your ability to maintain such authorizations and agreements, each of which is incorporated herein by reference.

We ask that, if you have not already done so, you disclose to Applied any and all agreements relating to your prior employment that may affect your eligibility to be employed by Applied or limit the manner in which you may be employed. Unless you have informed Applied otherwise in writing, it is Applied’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with Applied, you will devote your full business efforts and time to Applied and you will not engage in any other employment, occupation, consulting or other business activity for any direct or indirect remuneration without the prior approval of Applied’s Board of Directors nor will you engage in any other activities that conflict with your obligations to Applied. If you serve on the board of directors of any other company or entity, please provide us with a list of such companies or entities; if the list you have previously provided remains accurate, there is no need for you to provide an updated list at this time. If Applied’s Board of Directors deems such companies or entities to be competitors, customers or suppliers or your service on such board to otherwise represent a conflict of interest with your obligations to Applied, you will be required to resign your directorship with such companies or entities at the request of Applied’s Board of Directors. Similarly, except for confidential information belonging to Varian, you agree not to bring any third party confidential information to Applied, including that of your former employers, and that in performing your duties for Applied you will not in any way utilize any such information.

If you agree to accept the terms of this Offer please sign and return it to me or to Mary Humiston. This Offer will expire on Friday, June 15, 2012, at 5:00 p.m. Pacific Daylight Time. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by Applied’s Chief Executive Officer or a member of Applied’s Board of Directors and you. This letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter will continue in full force and effect without such provision.

Gary Dickerson
June 14, 2012

D. Entire Agreement

This letter, your CIC Agreement as modified by this letter, the Employee Agreement you previously executed, the Noncompetition Agreement between you and Applied dated May 2, 2011, and the documents incorporated herein by reference (together, the “Documents”), and set forth the terms of your employment with Applied and supersede and extinguish any prior or concurrent representations or agreements including, but not limited to, the Offer letter to you from Applied dated April 21, 2011, and, except the portions included in the Documents, the May 2011 Offer Letter, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. In addition, you acknowledge the Documents supersede and replace all other prior understandings and agreements, whether oral or written, regarding the terms and conditions of your employment with Varian or any of its subsidiaries, including any other agreements or understandings with regards to compensation and severance matters, acceleration of equity awards and any notice of termination. Except as evidenced by the Documents, any such commitments or promises by Varian end as of the closing of the acquisition of Varian by Applied that occurred in November 2011.

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Gary Dickerson
June 14, 2012

We look forward to the next steps of this exciting opportunity, and your contribution to the future of Applied’s success.

Sincerely,

/s/ Michael R. Splinter

Michael R. Splinter Applied Materials, Inc.

I accept the employment Offer as stated above.

Signature /s/ Gary Dickerson

Date: June 15, 2012

Start Date: June 19, 2012

Please return one signed, original copy of this letter to:
Mary Humiston
Applied Materials, Inc.
3225 Oakmead Village Drive
Santa Clara, CA 95052
Phone: 408.563.6160